Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-183483, 333-205153, 333-219055, 333-226906, 333-252235, 333-266780, 333-273389, 333-281132, 333-286612 and 333-291850) on Form S-8, Registration Statement No. 333-288912 on Form S-4 and Registration Statements (Nos. 333-276623, 333-278197, 333-279157, 333-282555, 333-286754 and 333-288911) on Form S-1 of Bio Green Med Solution, Inc. of our report dated March 30, 2026, relating to the consolidated financial statements of Bio Green Med Solution, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Bio Green Med Solution, Inc. for the year ended December 31, 2025.

/s/ SFAI Malaysia Plt. (PCAOB: 7167)

Kuala Lumpur, Malaysia
March 30, 2026